Exhibit 4.1

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO THE TERMS OF THIS NOTE.

Convertible Note

Issuance Date: April 6, 2025	Original Principal Amount: U.S. $[______]

FOR VALUE RECEIVED, Janover, Inc, a Delaware corporation (the “Company”), hereby promises to pay to [___] or its registered assigns (“Holder”) the amount set forth above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date, or upon acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at a rate of 2.5% per annum (the “Interest Rate”) from the date set forth above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date or upon acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Convertible Note (this “Note”) is issued pursuant to the Securities Purchase Agreement (the “Securities Purchase Agreement”), dated as of April 6, 2025 by and between the Company and the Holder, as amended from time to time. Certain capitalized terms used herein are defined in Section 20.

1.	INTEREST.

(a) The Company shall pay interest to the Holder on the aggregate then outstanding Principal of this Note in cash at the rate of 2.5% per annum, payable quarterly in arrears on March 31, June 30, September 30 and December 31 beginning June 30, 2025 (if any Interest Payment Date is not a Business Day, then the applicable payment shall be due on the next succeeding Business Day) (each such date, an “Interest Payment Date”).

(b) Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the Original Issue Date until payment in full of the outstanding principal, together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made. Interest hereunder will be paid to the Person in whose name this Note is registered on the records of the Company regarding registration and transfers of this Note (the “Note Register”).

2. CONVERSION OF NOTE. At any time after the Issuance Date and on or prior to the Maturity Date, this Note shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock, on the terms and conditions set forth in this Section 2.

(a) Optional Conversion. The Holder shall be entitled, on one or more occasions, to convert all or a portion of the outstanding and unpaid Principal into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 2(b), at the Conversion Price at any time after the Issuance Date and on or prior to the Maturity Date; provided, that the Company shall have met the Market Capitalization Condition on the prior Trading Day. The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.

(b) Mechanics of Conversion.

(i) The number of shares of Common Stock issuable upon conversion of any Principal pursuant to Section 2(a) shall be determined by dividing (x) (A) the amount of Principal subject to conversion plus (B) all accrued and unpaid interest to the date of conversion, by (y) the Conversion Price.

(ii) To convert any Principal into shares of Common Stock on any date (a “Conversion Date”), the Holder shall deliver (whether via electronic mail or otherwise), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit A (each, an “Conversion Notice”) to the Company.

(iii) As soon as practicable following the Conversion Date, the Company shall cause to be issued in the name of and delivered to the Holder, or as the Holder may direct, book-entry statements evidencing the number of fully paid and non-assessable Common Stock to which the Holder shall be entitled on such conversion, in the applicable denominations based on the applicable conversion.

(iv) The Company shall pay any and all reasonable transfer, stamp, issuance and similar taxes, costs and expenses (including, without limitation, fees and expenses of the transfer agent (as defined below)) that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Principal.

(c) Conversion Price. The Conversion Price shall equal the exact price per share at which the Market Capitalization Condition is achieved, based on the last reported sale price of the Common Stock on The Nasdaq Stock Market (or such other national securities exchange on which the Common Stock is then listed) on the date the Market Capitalization Condition is first achieved (the “Conversion Price”). Within ten (10) Business Days following the date on which the Market Capitalization Condition has been achieved (the “Conversion Price Determination Date”), the Company shall provide notice to the Holder of the Conversion Price in accordance with Section 15 herein. Once the Conversion Price is set, it shall not be adjusted due to subsequent volatility in the Company’s market capitalization, except as set forth in Section 2(f) herein. In no event shall the Conversion Price be less than $4.81, subject to adjustments consistent with Section 2(f) herein.

(d) Register. The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of the Note and the Principal Amount of the Note held by such holders (the “Registered Notes”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of this Note shall treat each Person whose name is recorded in the Register as the owner of the Note for all purposes (including, without limitation, the right to receive payments of Principal and Interest hereunder) notwithstanding notice to the contrary.

(e) Ranking. The obligations of the Company under this Note shall rank senior to all other existing Indebtedness and equity of the Company except that the obligations of the Company under this Note shall rank pari passu with all other Indebtedness owing to the other Investors under the other Notes (as such term is defined in the Securities Purchase Agreement) (the “Other Notes”). Upon any Liquidation Event (as hereinafter defined), but subject in all cases to the Securities Purchase Agreement, the Holder will be entitled to receive, before any distribution or payment is made upon, or set apart with respect to, any Indebtedness of the Company (other than Indebtedness in respect of the Other Notes) or any class of shares of the Company, an amount equal to the sum of the outstanding Principal Amount. For purposes of this Note, “Liquidation Event” means a liquidation pursuant to a filing of a petition for bankruptcy under applicable law or any other insolvency or debtor’s relief, an assignment for the benefit of creditors, or a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

(f) Adjustments for Stock Dividends and Splits. If the Company, at any time on or after the Conversion Price Determination Date, (i) pays a stock dividend on one or more classes of its then outstanding shares of Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its then outstanding shares of Common Stock into a larger number of shares or (iii) combines (by combination, reverse stock split or otherwise) one or more classes of its then outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(g) Beneficial Ownership. Notwithstanding anything to the contrary contained herein, the Company shall not issue any shares of Common Stock pursuant to the terms of this Note, and the Holder shall not have the right to any shares of Common Stock otherwise issuable pursuant to the terms of this Note and any such issuance shall be null and void and treated as if never made, to the extent that after giving effect to such issuance, the Holder together with the other Attribution Parties collectively would beneficially own in excess of [4.99%] (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such issuance. For purposes of this Section 2(g), beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act. In the event that the issuance of shares of Common Stock to the Holder upon conversion of this Note would result in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership would exceed the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio and any portion of this Note so converted shall be reinstated, and the Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Company, the Holder may, from time to time, increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99%, as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of Notes that is not an Attribution Party of the Holder; provided however, notwithstanding the forgoing, the Holder shall not be entitled to so increase or decrease the Maximum Percentage at any time that the Holder may be deemed to hold this Note with the purpose or effect of changing or influencing the control of the Company, or in connection with or as a participant in any transaction having such purpose or effect. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(g) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 2(g) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Note.

3. RIGHTS UPON EVENT OF DEFAULT.

(a) Event of Default. Each of the following events shall constitute an “Event of Default”, provided that, for the avoidance of doubt, if applicable, the following events shall not constitute an Event of Default if such events are cured within time periods set forth in this Section 3(a):

(i) the suspension from trading or the failure of the Common Stock to be trading or listed (as applicable) on a Trading Market for a period of five (5) consecutive Trading Days;

(ii) the Company’s or any Subsidiary’s failure to pay to the Holder any amount when and as due under this Note, if such failure remains uncured for a period of at least five (5) Business Days;

(iii) the Company’s or any Subsidiary’s (A) default on any payment of any amount or amounts of principal or interest of any Indebtedness or (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity;

(iv) default in the Company’s obligation to convert this Note in accordance with Section 2 upon exercise of the conversion right with respect thereto;

(v) default in the Company’s obligations under Section 5;

(vi) default in any of the Company’s obligations or agreements under this Note (other than as set forth in clauses (ii)-(v) of this Section 3(a)) where such default is not cured or waived within sixty (60) days after notice to the Company by Holder;

(vii) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary by a third party, shall not be dismissed within forty-five (45) days of their initiation;

(viii) the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company or any Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law; and

(ix) the entry by a court of (A) a decree, order, judgment or other similar document in respect of the Company or any Subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (B) a decree, order, judgment or other similar document adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal, state or foreign law or (C) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of thirty (30) consecutive days.

(b) Notice of an Event of Default; Redemption Right. Upon the occurrence of an Event of Default with respect to this Note, the Company shall within five (5) Business Days deliver written notice thereof via electronic mail and overnight courier (with next day delivery specified) (an “Event of Default Notice”) to the Holder. At any time after the Holder’s receipt of an Event of Default Notice and the Company’s failure to cure such Event of Default following a reasonable period of time, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem.

4. REDEMPTION.

(a) Option Redemption by Holder. The Holder shall have the right, solely at the Holder’s option, to require the Company to repurchase for cash on April 6, 2028 (the “Repurchase Date”), all of the Holder’s Notes, or any portion thereof, at the Redemption Price. Not later than 20 Business Days prior to the Repurchase Date, the Company shall mail a notice (the “Company Notice”) to the Holder at its address shown in the Register. The Company Notice shall include a Form of Repurchase Notice to be completed by a holder and shall state: (a) the last date on which the Holder may exercise its repurchase right pursuant to this Section 4(b) (the “Repurchase Expiration Time”); (b) the Redemption Price; (c) the Repurchase Date; (d) that the Notes with respect to which a Repurchase Notice has been delivered by the Holder may be converted only if the Holder withdraws the Repurchase Notice in accordance with the terms of this Note; and (e) that the Holder shall have the right to withdraw any Notes surrendered prior to the Repurchase Expiration Time.

(b) Optional Redemption by Company. The Notes shall not be redeemable by the Company prior to April 6, 2028. On or after April 6, 2028, the Company may redeem (an “Optional Redemption”) all or any portion the outstanding Principal upon at least twenty (20) Trading Days’ written notice to the Holder (“Redemption Notice”), for cash at the Redemption Price, if the Last Reported Sale Price of the Common Stock has been at least 130% of the Conversion Price for at least 20 Trading Days (whether or not consecutive), including the Trading Day immediately preceding the date on which the Company provides a Redemption Notice, during a period of 30 consecutive Trading Days. No Optional Redemption shall occur prior to the date on which the Company sets the Conversion Price under Section 2(c) of this Note.

5. FUNDAMENTAL TRANSACTION.

(a) Assumption. If, at any time while this Note is outstanding, a Fundamental Transaction occurs, the Company shall cause the Successor Entity to assume in writing all of the obligations of the Company under this Note in accordance with the provisions of this Section 5 pursuant to written agreements prior to such Fundamental Transaction and shall deliver to the Holder in exchange for this Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein and therein.

(b) Fundamental Transaction. If, at any time while this Note is outstanding, a Fundamental Transaction occurs, then, upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Conversion Share (as defined in the Securities Purchase Agreement) that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Note is convertible immediately prior to such Fundamental Transaction. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. The Company shall cause any Successor Entity to assume in writing all of the obligations of the Company under the Transaction Documents in accordance with the provisions of this Section 5 pursuant to written agreements prior to such Fundamental Transaction and shall deliver to the Holder in exchange for this Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Note prior to such Fundamental Transaction, and with an conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Note immediately prior to the consummation of such Fundamental Transaction). Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

(c) Notice to Holder. If (i) the Company shall declare a dividend (or any other distribution in whatever form other than a stock split) on the Common Stock, (ii) the Company shall declare a special nonrecurring cash dividend on or a redemption of the shares of Common Stock (excluding any granting or issuance of rights to all of the Company’s stockholders pursuant to a stockholder rights plan), (iii) the Company shall authorize the granting to all holders of the shares of Common Stock rights or warrants to subscribe for or purchase any shares of the Company or of any rights, (iv) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger, amalgamation or arrangement to which the Company is a party, any sale or transfer of all or substantially all of the assets of its, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (v) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last email address as it shall appear upon the Register, at least 15 calendar days prior to the applicable record or effective date hereinafter specified (unless such information is filed with the SEC on its EDGAR system in which case a notice shall not be required), a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, amalgamation, arrangement, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, amalgamation, arrangement sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Note constitutes, or contains, material, non-public information regarding the Company, the Company shall simultaneously file such notice with the SEC pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert this Note during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

6. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation (as defined in the Securities Purchase Agreement), Bylaws (as defined in the Securities Purchase Agreement) or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note. Without limiting the generality of the foregoing or any other provision of this Note, the Company (a) shall not increase the par value of any shares of Common Stock receivable upon conversion of this Note above the Conversion Price then in effect, and (b) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the conversion of this Note.

7. RESERVATION OF AUTHORIZED SHARES. So long as the Note remains outstanding, the Company shall at all times reserve at least 100% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all the Principal then outstanding (assuming for such purpose the Note remains outstanding until the Maturity Date) at the Conversion Price then in effect.

8. VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law (including, without limitation, the Delaware General Corporation Law) and as expressly provided in this Note.

9. COVENANTS. Until this Note has been fully converted, redeemed or otherwise satisfied in accordance with its terms:

(a) Rank. The Company shall, and shall cause its Subsidiaries to, comply with its obligations under this Note and the other Transaction Documents.

(b) Preservation of Existence, Etc. The Company shall maintain and preserve its existence, rights and privileges, and become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary; provided, that a wholly-owned Subsidiary may merge or consolidate into another.

(d) Taxes. The Company and its Subsidiaries shall pay when due all material taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against the Company and its Subsidiaries (except where the failure to pay would not, individually or in the aggregate, have a material adverse effect on the Company or any of its Subsidiaries). The Company and its Subsidiaries shall file on or before the due date therefor all personal property tax returns (except where the failure to file would not, individually or in the aggregate, have a material effect on the Company or any of its Subsidiaries). Notwithstanding the foregoing, the Company and its Subsidiaries may contest, in good faith and by appropriate proceedings, taxes for which they maintain adequate reserves therefor in accordance with GAAP.

(e) (d) 1934 Act Reports. The Company will send to Holder copies of all reports that the Company is required to file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the 1934 Act within fifteen (15) calendar days after the date that the Company is required to file or furnish the same (after giving effect to all applicable grace periods under the 1934 Act); provided, however, that the Company need not send to Holder any material for which the Company has received, or is seeking in good faith and has not been denied, confidential treatment by the SEC, or any correspondence with the SEC. Any report that the Company files with or furnishes to the SEC through the EDGAR system (or any successor thereto) will be deemed to be sent Holder at the time such report is so filed or furnished via the EDGAR system (or such successor), it being understood that Holder shall not be responsible for determining whether such filings have been made or for their timeliness or their content.

(f) (e) Rule 144 Information. If the Company is not subject to Section 13 or 15(d) of the 1934 Act at any time when this Note or shares of Common Stock issuable upon conversion of this Note are outstanding and constitute “restricted securities” (as defined in Rule 144), then the Company (or its successor) will promptly provide, to Holder and, upon written request, to any beneficial owner or prospective purchaser of this Note or shares, the information required to be delivered pursuant to Rule 144A(d)(4) under the 1933 Act to facilitate the resale of such Notes or shares pursuant to Rule 144A.

10. AMENDING THE TERMS OF THIS NOTE. The prior written consent of the holders of a majority in interest of the aggregate Conversion Shares (as defined in the Securities Purchase Agreement) issued or issuable under the Securities Purchase Agreement shall be required for any amendment, modification or waiver to this Note. Any amendment, modification or waiver so approved shall be binding upon all existing and future Holders.

11. REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 11(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 11(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 1(d) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 11(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 11(d) and in principal amounts of at least $1,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 11(a) or Section 11(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, and (iv) shall have the same rights and conditions as this Note.

12. REMEDIES. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. No failure on the part of the Holder to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Holder of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. In addition, the exercise of any right or remedy of the Holder at law or equity or under this Note or any of the documents shall not be deemed to be an election of Holder’s rights or remedies under such documents or at law or equity. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).

13. CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the initial Holder and shall not be construed against any such Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Note instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Note.

14. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

15. NOTICES. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

16. CANCELLATION. After all Principal, accrued Interest, and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

17. WAIVER OF NOTICE. To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

18. GOVERNING LAW. This Note shall be governed by and construed in accordance with the Securities Purchase Agreement. This Note shall not be interpreted or construed with any presumption against the party causing this Note to be drafted.

19. SEVERABILITY. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

20. CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a) “1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(b) “1934 Act” means the Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(c) “Affiliate” shall have the meaning ascribed to such term in Rule 405 of the 1933 Act.

(d) “Attribution Parties” means, collectively, the following Persons: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Person whose beneficial ownership of the Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(e) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(f) “Closing Date” shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Company initially issued the Note pursuant to the terms of the Securities Purchase Agreement.

(g) “Common Stock” means the Company’s shares of common stock, $0.00001 par value per share.

(h) “Fundamental Transaction” means, at any time while this Note is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination).

(i) “GAAP” means United States generally accepted accounting principles, consistently applied.

(j) “Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(k)

i. (h)“Indebtedness” means: (i) all obligations for borrowed money; (ii) all obligations evidenced by bonds, debentures, notes, or other similar instruments; (iii) all obligations or liabilities secured by a lien or encumbrance on any asset of the Company, irrespective of whether such obligation or liability is assumed; (iv) all obligations for the deferred purchase price of assets, other than trade debt and other accounts payable incurred in the ordinary course of business; (v) all synthetic leases; and (vi) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other person.

(l) “Last Reported Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is listed for trading. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

(m) “Maturity Date” shall mean April 6, 2030.

(n) “Market Capitalization Condition” means that the Company has a market capitalization of at least $100,000,000, calculated as the product of (i) the total number of shares of Common Stock outstanding immediately prior to the achievement of the Market Capitalization Condition, and (ii) the Last Reported Sale Price of the Common Stock on such date.

(o) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(p) “Principal Amount” means, with respect to a given date, the value of the outstanding Principal on such date in U.S. Dollars.

(q) “Redemption Price” means, for any Notes to be redeemed pursuant to Section 4, 100% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date.

(r) “Rule 144” means Rule 144 under the 1933 Act (or any successor rule thereto), as the same may be amended from time to time.

(s) “Rule 144A” means Rule 144A under the 1933 Act (or any successor rule thereto), as the same may be amended from time to time.

(t) “SEC” means the U.S. Securities and Exchange Commission.

(u) “Subsidiaries” means any Person in which the Company, directly or indirectly, (i) owns any of the outstanding capital stock or holds any equity or similar interest of such Person or (ii) controls or operates all or any part of the business, operations or administration of such Person.

(v) “Successor Entity” means any successor entity in a Fundamental Transaction in which the Company is not the survivor.

(w) “Trading Day” means a day on which national stock exchanges in the United States are open for trading.

(x) “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

Janover, Inc.

By:	/s/ Joseph Onorati
	Name:	Joseph Onorati
	Title:	CEO

[Convertible Note - Signature Page]

EXHIBIT A

[__]
CONVERSION NOTICE

Reference is made to the Convertible Note (the “Note”) issued to the undersigned by [__], a Delaware corporation (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Principal Amount (as defined in the Note) of the Note indicated below into shares of Common Stock, $0.00001 par value per share (the “Common Stock”), of the Company, as of the date specified below. Capitalized terms not defined herein shall have the meaning as set forth in the Note.

Date of Conversion:

Aggregate Principal to be converted:

Aggregate accrued and unpaid Interest with respect to such portion of the Aggregate Principal and such Aggregate Interest to be converted:

AGGREGATE PRINCIPAL AMOUNT
TO BE CONVERTED:

Please confirm the following information:

Conversion Price:	$

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted to Holder, or for its benefit, as follows:

Issue to:

Date: _____________ __,

Name of Registered Holder

By:
Name:
Title:

Tax ID:

E-mail Address: